EXHIBIT 16





November 29, 2001




Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 29, 2001, to be filed by our former client ASA International Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ BDO Seidman, LLP
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BDO Seidman, LLP